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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Synchronoss Technologies, Inc. for the registration of its convertible senior notes and to the incorporation by reference therein of our reports dated February 26, 2014, with respect to the consolidated financial statements and schedules of Synchronoss Technologies, Inc., and the effectiveness of internal control over financial reporting of Synchronoss Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey

August 5, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm